EIGHTH AMENDED SCHEDULE C

TO

AMENDED AND RESTATED MANAGEMENT AND ADMINISTRATION AGREEMENT

SERVICE FEES

Effective July 1, 2021

Large Cap Equity Fund

(1)	Service Fees

Type of Service Fee	Annual Fee*
Annual Base Fee plus
Asset Based Fee

(2)	Out-Of-Pocket and Related Expenses: The Trust shall also reimburse Foreside for out-of-pocket and ancillary expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following:

(i)	Diligent software charges;
(ii)	communications;
(iii)	postage and delivery services;
(iv)	record storage and retention;
(v)	reproduction;
(vi)	reasonable travel expenses incurred in connection with the provision of the services pursuant to this Agreement; and

(vii)	any other necessary expenses reasonably incurred in connection with the provision of the services pursuant to this Agreement.

Ultrashort Financing Fund

(1)	Service Fees

Type of Service Fee	Annual Fee*
Annual Base Fee plus
Asset Based Fee

(2) Out-Of-Pocket and Related Expenses: The Trust shall also reimburse Foreside for out-of-pocket and ancillary expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following:

(i)	Diligent software charges;

(ii)	communications;

(iii)	postage and delivery services;

(iv)	record storage and retention;

(v)	reproduction;

(vi)	reasonable travel expenses incurred in connection with the provision of the services pursuant to this Agreement; and

(vii)	any other necessary expenses reasonably incurred in connection with the provision of the services pursuant to this Agreement.

ASSET MANAGEMENT FUND	FORESIDE MANAGEMENT SERVICES, LLC
On behalf of the Series listed on Schedule A

/s/ David Bunstine	/s/ David M. Whitaker

Name: David Bunstine	Name: David M. Whitaker
Title: President	Title: President